EXHIBIT 99.1

CYTOMEDIX, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(unaudited)

The following unaudited  pro forma combined statement of operations for the nine months ended September 30, 2010 is derived from the historical financial statements of Cytomedix Incorporated (“Cytomedix”) and  revenues and direct expenses of Sorin’s Angel and ActivAT product lines acquired by Cytomedix (the "Business Assets" or “Angel Business”).  Such financial statements give effect to the following transactions (the “Transactions”), more fully described in the Notes:

•	Cytomedix’s acquisition of the Angel Business (the "Acquisition"), including the issuance of a secured $5 million promissory note to Sorin,
•	The execution of a guaranty agreement with certain Cytomedix shareholders for the promissory note, and
•	The issuance of Series D convertible preferred securities on April 9, 2010.

The unaudited pro forma combined statement of operations is presented as if the Transactions had occurred on January 1, 2010, the first day of Cytomedix’s fiscal year 2010.

The Acquisition has been accounted for under the purchase method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.

The following unaudited pro forma combined financial statements have been prepared for illustrative purposes only and do not purport to reflect the results the combined company may achieve in future periods or the historical results that would have been obtained had Cytomedix and the Angel Business been a combined company during the relevant period presented. The unaudited pro forma combined financial statements do not include the effects of:

•	non-recurring income statement impacts arising directly as a result of the Acquisition;
•	any operating efficiencies or cost savings; and
•	any acquisition expenses incurred prior to April 9, 2010, the date of acquisition

These unaudited pro forma combined financial statements, including the notes hereto, should be read in conjunction with (i) the historical financial statements for Cytomedix included in its Form 10-K/A filed on April 9, 2010 and on its 10-Q filed on November 10, 2010; (ii) the historical financial statements of the Angel Business included as Exhibit 99.1 to Cytomedix’s Form 8-K dated April 9, 2010 and filed on April 12, 2010; (iii) the pro forma combined financial statements, including the notes thereto, for the year ended December 31, 2009, included as Exhibit 99.2 to Cytomedix’s For 8-K/A filed on June 21, 2010; and (iv) the  historical financial statements of the Angel Business and the pro forma combined financial statements, including the notes thereto, for the quarter ended March 31, 2010, included as Exhbits 99.1 and 99.2, respectively, to Cytomedix’s Form 8-K/A filed on August 3, 2010.

Cytomedix, Inc
Unaudited Pro forma Combined Statement of Operations
For the nine months ended September 30, 2010

	Cytomedix, Inc Historical	Angel Business Historical	Pro forma Adjustments		Pro forma
Revenues
Sales	$2,500,480	$1,106,000	$-		$3,606,480
Royalties	122,920	-	-		122,920
Total revenue	2,623,400	1,106,000	-		3,729,400

Costs of revenues
Cost of sales	1,231,686	366,000	39,250	(b)	1,636,936
Cost of royalties	(186,402)	-	-		(186,402)
Total cost of revneues	1,045,284	366,000	39,250		1,450,534
Gross profit	1,578,116	740,000	(39,250)		2,278,866

Operating expenses
Salaries and wages	2,037,605	144,000	-		2,181,605
Consulting expenses	404,780	-	-		404,780
Professional fees	870,594	-	(60,775)	(a)	809,819
Trials and studies	312,162	-	-		312,162
General and adminstrative expenses	1,864,615	156,000	27,625	(b)	2,048,240
Total operating expenses	5,489,756	300,000	(33,150)		5,756,606
Loss from operations	(3,911,640)	440,000	(6,100)		(3,477,740)

Other expense (income)
Interest expense (net)	549,419	-	249,505	(c)	798,924
Interest income	-	-	-		-
Other gain	30,541	-	-		30,541
Total other expense( income)	579,960	-	249,505		829,465

Loss before provision for income taxes	(4,491,600)	440,000	(255,604)		(4,307,204)
Income tax provision	-	-			-
Net loss	$(4,491,600)	$440,000	$(255,604)		$(4,307,204)

Preferred dividend on:
Series A preferred stock	6,221	-	-		6,221
Series B preferred stock	4,108	-	-		4,108
Series D preferred stock	174,500	-	91,250	(d)	265,750
Amortization of BCF	1,948,155				1,948,155
Net loss to common stockholders	(6,624,584)	440,000	(346,854)		(6,531,438)

Loss per common share - Basic and diluted	$(0.18)	$-	$-		$(0.17)
Weighted average shares outstanding - Basic and diluted	37,491,771	-	-		37,491,771

The accompanying notes are an integral part of these financial statements.

Notes to unaudited pro forma combined financial statements

BASIS OF PRO FORMA PRESENTATION

On April 9, 2010, Cytomedix Acquisition Company, a Delaware corporation, a wholly owned subsidiary of Cytomedix, Inc. (collectively, "Cytomedix" or the "Company"), entered into an Asset Purchase Agreement with Sorin Group USA, Inc. ("Sorin"), whereby Cytomedix agreed to buy and Sorin agreed to sell all title and interest in certain assets and assume certain liabilities in Sorin’s Angel and ActivAT product lines (the “Business Assets” or "Angel Business").  The total purchase consideration was $7 million, of which $2 million was paid in cash on the closing date of the transaction, April 9, 2010 (the “Closing Date”); $5 million to be paid in accordance with a secured promissory note with interest accruing at 2.7% per annum and a term of 30 months.  The promissory note is secured by a first priority security interest on the Business Assets.  The acquisition of the Angel Business is collectively referred to as the "Acquisition."

In connection with the installment payments on the promissory note, the Company entered into a guarantee agreement with certain shareholders ("Guarantors"), whereby the Guarantors agreed to guaranty a portion of the outstanding installment payment amount.  In exchange, the Company agreed to provide the following consideration to the Guarantors: (i) cash fee calculated as a percentage of the outstanding amount (the “Cash Fee”) over two years, and (ii) 5 year warrants to purchase shares of common stock of the Company at an exercise price of $0.54 per share.

The Company also entered into subscription agreements (“Subscription Agreements”) with certain accredited investors with respect to the sale of Series D convertible preferred stock ("Preferred Stock"), for gross proceeds of $3.65 million, and certain warrants to purchase shares of common stock of the Company. The Preferred Stock earns dividends at the rate of 10% per annum, payable quarterly in cash or, in the Company’s sole discretion, in shares of the Company’s common stock.  The net proceeds of the capital raise were used to pay purchase price consideration in connection with the acquisition and for general corporate and working capital purposes.

The unaudited pro forma statement of operations for the nine months ended September 30, 2010 are based on the historical financial statements of Cytomedix, Inc and the  revenues and direct expenses of the Angel Business and give effect to the Transactions as if they had occurred on January 1, 2010.

Pro forma adjustments were made to reflect:

•	Cytomedix’s acquisition of the Angel Business, including the issuance of a secured $5 million promissory note to Sorin,
•	The consideration provided to the Guarantors for the guaranty agreement related to the promissory note to Sorin, and
•	The issuance of Series D convertible preferred securities on April 9, 2010.

The accounting for the Acquisition, including the purchase price allocation, is dependent upon certain valuations and other studies that have yet to be finalized.  A final determination of these fair values may change the allocation of the purchase price, which could affect the fair values assigned to the assets and liabilities, which could result in a material change to the unaudited pro forma combined statement of operations including potential changes in fair value assigned to intangible assets and estimated useful lives, which could result in a significant change to the related amortization expenses.

The historical financial statements of the Angel Business include expenses for certain corporate services provided by Sorin and allocated to the Angel Business.  Expenses for these corporate services are included in selling, general and administrative expenses.  These historical charges and allocations may not be representative of expenses that the Angel Business will incur as a standalone entity post acquisition and may not be representative of corporate expenses that the Company will allocate to the Angel Business post acquisition.  However, no adjustment has been reflected in the accompanying unaudited pro forma combined statement of operations for any differences between the amount of estimated costs to be incurred by the Angel Business as a standalone entity and the amounts of allocated costs reported by Sorin.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that the Company believes are reasonable under the circumstances. The unaudited pro forma combined statement of operations is presented for information  purposes only and does not purport to represent what our actual consolidated results of operations would have been had the Transactions actually occurred on the date indicated, nor are they necessarily indicative of future consolidated results of operations.

PRELIMINARY PURCHASE PRICE

The following table summarizes the preliminary purchase price for the Acquisition:

Costs of Acquisition
Cash paid upon closing	$2,000,000
Promissory note, net of discount	4,008,858
Total costs of acquisition	$6,008,858

PRELIMINARY PURCHASE PRICE ALLOCATION

The Company is in the process of assessing the fair value of assets acquired and the liabilities assumed. The preliminary allocation of the purchase price is based on the best information available to management at the time that these unaudited pro forma combined financial statements were filed and is provisional pending, among other things, the finalization of the valuation of selected items. During the measurement period (which is not to exceed one year from the Acquisition date), Cytomedix is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the Acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. Cytomedix may adjust the preliminary purchase price allocation after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates. The following table summarizes the preliminary allocation of the Acquisition purchase price based on the estimated fair value of the acquired assets and assumed liabilities:

Inventory	$1,151,035
Intangibles	3,383,000
Property, plant and equipment	768,000
Net assets acquired	$5,302,035

Excess of costs of acquisition over net assets acquired	$706,823

Under purchase accounting rules, Cytomedix revalued the acquired finished goods inventory to fair value, which is defined as the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit allowance for Cytomedix’s selling effort. Cytomedix revalued the acquired property and equipment using the cost approach which is based on the amount required to replace similar assets.

Certain trademarks, technology and customer relationships of the Angel Business have been recorded as intangible assets. These intangible assets are expected to have estimated useful lives of eight to fifteen years.  All of these assets are being amortized on a straight-line basis as this is the most reliable representation of how the economic benefits of the assets are realized. Amortization expense of technology intangible assets is classified as cost of sales while all other intangible asset amortization is classified as general and administrative expense.

Goodwill represents the purchase price in excess of the amounts assigned to acquired tangible or intangible assets and assumed liabilities. Amounts allocated to goodwill are tax deductible in all relevant jurisdictions. The goodwill is attributable to the synergies expected to arise as a result of the acquisition.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed on the closing date of the Transactions.  Adjustments resulting from the final allocation of purchase price may be material.

PRO FORMA ADJUSTMENTS

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Cytomedix and the Angel Business filed consolidated returns for the periods presented.

ADJUSTMENTS TO UNADUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(a)
Acquisition Costs - To eliminate certain consulting costs reflected in the historical statement of operations for the nine month period ended September 30, 2010 that are directly related to the acquisition and are non-recurring in nature.

(b)
Amortization - To record amortization expense of the acquired intangible assets, whose useful lives range from eight to fifteen years.  Amortization of technology intangible assets is charged to cost of sales, while trademarks and customer relationships is charged to general and administrative expenses.

	Estimated Useful Life	Three Month Amortization Expense
Technology	15	$39,250
Trademarks	15	$5,500
Customer relationships	8	$22,125

(c)	Promissory Note - In connection with the acquisition and issuance of the promissory note adjustments are recorded to reflect:
i.
Interest expense of approximately $28,400 related to the $5 million secured promissory note issued in connection with the Acquisition, which bears an annual interest rate of 2.7% and is discounted to its estimated fair value .

ii.	$81,900 amortization of deferred debt issuance charges and $10,000 cash fees related to guarantees provided to Sorin by certain shareholders in connection with the secured promissory note.
iii.	Approximately $129,200 imputed interest expense relating to the discount recorded on the $5 million secured promissory note.

(d)	Preferred Stock Dividend - To reflect dividend expense related to the Series D Preferred Stock issued in conjunction with acquisition of the Angel Business.